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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

        Harris                        Alan                  F
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)
        One Kellogg Square
        PO Box 3599
--------------------------------------------------------------------------------
                                    (Street)

        Battle Creek                    MI                 49016-3599
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                Kellogg Company (K)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

                       Executive Vice President
     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock               12/31/02                  J(1)                1.315    A                39,803.681(2)  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               12/31/02                  J(3)               18.5261   A                   300.5404    I        By 401(k)
                                                                                                                           Profit
                                                                                                                           Sharing
                                                                                                                           Plan
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                          5,825       I        By Spouse
                                                                                                                           in Trust
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option     $38.4375                                   12/4/96 1/20/05   Common    6,982            6,982       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $38.75                                     3/15/97 3/15/06   Common    33,000           33,000      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $35.0938                                   5/2/97  1/20/05   Common    1,104            1,104       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $35.0938                                   5/2/97  1/21/04   Common    8,696            8,696       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $44.0937                                  11/11/97 1/21/04   Common    980              980         D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $43.9375                                   3/13/99 3/13/08   Common    60,000           60,000      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $43.9375                                   3/13/99 3/13/08   Common    4,570            4,570       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $40.9063                                   5/11/98 1/29/03   Common    1,123            1,123       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $40.9063                                   5/11/98 1/20/05   Common    5,609            5,609       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $40.9063                                   5/11/98 3/14/07   Common    9,953            9,953       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.625                                    1/4/00  1/4/09    Common    46,000           46,000      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $40.4063                                   2/2/99  3/14/07   Common    20,284           20,284      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.8125                                  11/15/99 3/14/07   Common    2,378            2,378       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.8125                                   7/31/01 1/20/05   Common    8,467            8,467       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option(4)  $27.425                                    2/16/02 2/16/11   Common    108,051          108,051     D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $30                                        8/6/01  1/31/10   Common    26,514           26,514      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $30                                        8/6/01  1/31/10   Common    120              120         D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $33.3450                                   2/19/02 1/31/10   Common    31,868           31,868      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option(5)  $34.635                                    2/22/03 2/22/12   Common    124,900          124,900     D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.07                                     8/19/02 1/31/10   Common    14,659           14,659      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.07                                     8/19/02 2/16/11   Common    4,504            4,504       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.07                                     8/19/02 1/31/10   Common    21,120           21,120      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        540,882
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Shares acquired under the Company's Dividend Reinvestment Plan in 2002.
(2) Includes shares acquired under the Company's 2002 Employee Stock
    Purchase Plan in 2002.
(3) Shares accrued to the filer's Company Stock Fund account under the Kellogg Company Savings and Investment Plan during 2002.
(4) The option became exercisable in two equal annual installments beginning February 16, 2002.
(5) The option becomes exercisable in two equal annual installments beginning February 22, 2003.



        /s/ James K. Markey                                 February 11, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        James K. Markey, Attorney-in-fact
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.